Filed pursuant to Rule 424(b)(3)

File No. 333-133343

Prospectus Supplement No. 11

to Prospectus Dated May 10, 2006

Embarq Corporation

Restricted Shares of Common Stock

Restricted Stock Units and

Shares of Common Stock Issuable in Connection with the

Restricted Stock Units

This prospectus supplement supplements information contained in the prospectus dated May 10, 2006 relating to the offer and sale of restricted shares of our common stock, restricted stock units, and shares of our common stock issuable in connection with the restricted stock units issued in connection with our spin-off from Sprint Nextel Corporation and effective as of May 17, 2006, the distribution date for the spin-off, to current and former Sprint Nextel Corporation employees who held Sprint Nextel Corporation restricted stock or restricted stock units at that time and who did not become Embarq employees at the time of the spin-off. This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus and any prior prospectus supplements. This prospectus supplement is qualified by reference to the prospectus and any prior prospectus supplements, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus and any prior prospectus supplements.

This prospectus supplement includes our attached Current Report on Form 8-K dated December 22, 2006.

The securities offered hereby involve risks and uncertainties. These risks are described under the caption “Risk Factors” beginning on page 11 of the prospectus, as the same may be updated in prospectus supplements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 22, 2006.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2006

Embarq Corporation

(Exact name of Registrant as specified in its charter)

Delaware	001-32732	20-2923630
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5454 W. 110th Street Overland Park, Kansas	66211
(Address of principal executive offices)	(Zip Code)

(913) 323-4637

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On December 19, 2006, Embarq Corporation (“Embarq”) issued a press release announcing that it was eliminating the position of chief operating officer effective as of January 1, 2007 and that Michael B. Fuller, who currently holds that position, has agreed to leave Embarq. A copy of the press release is included as Exhibit 99 to this report and is incorporated herein by reference.

On December 19, 2006, Embarq entered into a General Release and Agreement (the “Agreement”) with Mr. Fuller relating to Embarq’s elimination of the position of chief operating officer and Mr. Fuller’s departure from Embarq on January 12, 2007. In addition to acknowledging Mr. Fuller’s previously existing entitlement to benefits under the Special Compensation and Non-Compete Agreement between Mr. Fuller and Sprint Corporation entered into on August 12, 1997, which was assumed by Embarq and Embarq Management Company effective May 17, 2006, and a retention plan adopted by the Compensation Committee of the Board of Directors of Sprint Corporation in January 2005, the Agreement provides that Embarq will vest, on July 12, 2008, those portions of Mr. Fuller’s 2006 equity grants that remain unvested at that date. A total of 33,050 restricted stock units (“RSUs”) granted in May 2006, 27,902 RSUs granted in July 2006, which number is subject to the performance adjustment described in Embarq’s Current Report on Form 8-K filed August 1, 2006, and 43,043 options to purchase common stock of Embarq granted in July 2006 are subject to vesting under the Agreement. No other terms applicable to the RSUs or the options were changed. The Agreement terminates the Contingency Employment Agreement, dated August 12, 1997, as amended June 30, 1999, between Mr. Fuller and Sprint Corporation, which was also assumed by Embarq and Embarq Management Company effective May 17, 2006.

In addition, under the Agreement, Mr. Fuller agreed, until July 12, 2008, not to solicit or hire any employees, customers or others doing business with Embarq to terminate their relationship with Embarq or to work for or transfer business to a competitor. He also agreed, until July 12, 2008, to a non-competition covenant, a covenant not to advise or assist another person to effect a change of control of Embarq and a covenant not to seek to control Embarq’s Board of Directors in any material manner. In addition, Mr. Fuller agreed to assist Embarq on any claims against or prosecuted by Embarq that may arise and that relate to his services or about which he has knowledge. Mr. Fuller also agreed to a mutual non-disparagement covenant and provided a general release to Embarq. The Agreement further provides that Mr. Fuller will cease to be the chief operating officer of Embarq and cease to be an executive officer of Embarq effective after December 31, 2006.

A copy of the Agreement is filed as Exhibit 10.1 to this report and is hereby incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description
10.1	General Release and Agreement

99	Press Release, dated December 19, 2006

1

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Embarq has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Embarq Corporation

Date: December 22, 2006	By:	/s/ Claudia S. Toussaint
Claudia S. Toussaint
Vice President and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	General Release and Agreement

99	Press Release, dated December 19, 2006

3